Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kansas City Southern:
We consent to the incorporation by reference in the registration statements (Nos. 333-179494, 033‑50517, 033‑50519, 033‑64511, 333‑91993, 333‑73122, 333‑58250, 333‑51854, 333‑126207, 333‑154793, and 333‑164240) on Form S‑8 and (No. 333‑178086) on Form S‑3 of Kansas City Southern of our reports dated February 4, 2013, with respect to the consolidated balance sheets of Kansas City Southern and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three‑year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10‑K of Kansas City Southern.
Our report dated February 4, 2013, on the consolidated balance sheets of Kansas City Southern and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, contains an explanatory paragraph that describes the Company’s election to present comprehensive income and its components in two separate, consecutive statements.
/s/ KPMG LLP
Kansas City, Missouri
February 4, 2013